Exhibit 10.37

SITEONE LANDSCAPE SUPPLY, INC.

EXECUTIVE OFFICER STOCK OWNERSHIP POLICY

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SiteOne Landscape Supply, Inc. (the “Company”) has determined that to further align the long-term interests of the Company’s stockholders and its senior executives, it is in the best interest of the Company to require its executive officers to maintain significant direct ownership in the Company’s common stock. As a result of such determination, the Committee has adopted this Executive Officer Stock Ownership Policy (the “Ownership Policy”) to provide for an appropriate level of equity ownership.

The Chief Executive Officer of the Company (the “CEO”) and each executive officer who reports directly to the CEO (the CEO and each such executive officer, a “Covered Individual”) is required during the term of his or her service with the Company to hold the number of shares of Company common stock specified in the table below. Ownership levels are established based on a multiple of the annual base salary for the office held. The Covered Individuals are required to achieve and maintain the target level of ownership within five years following his or her date of hire or promotion (or, if later, the effective date of this Ownership Policy).

Officers	Ownership Target Multiple of Base salary
Chief Executive Officer	5x salary
Other Executives	2x salary

Determination Date

For purposes of determining compliance with the Ownership Policy, the aggregate value of the shares required to be owned for each applicable year shall be determined as of January 2nd of such year (or if such date is not a trading date on the New York Stock Exchange, the next trading date) (the “Determination Date”) based on the closing price of the Company’s common stock as reported on the New York Stock Exchange on the Determination Date.

Retention Requirement

Until the applicable ownership target is satisfied, a Covered Individual is required to retain an amount equal to 100% of the Net Shares of the Company’s common stock realized from any equity incentive compensation award granted to the Covered Individual. “Net shares” are those shares that remain after shares are sold or netted to pay withholding taxes and the exercise price of stock options, if applicable.

Counting Shares Owned

All shares of the Company’s common stock owned by a Covered Individual, or held in trust for the economic benefit of a Covered Individual, whether acquired through open market purchase, vesting of restricted stock units, or option exercise, and the in-the-money value of vested stock options, using the closing stock price on the NYSE on the date that compliance is being tested.

Hardship Exceptions

There may be rare instances in which compliance with the Ownership Policy would place a severe hardship on a Covered Individual or would prevent a Covered Individual from complying with a court order, such as in the case of a divorce settlement. In these instances, the Committee will evaluate whether exceptions from this Ownership Policy should be made. If an exception is granted in whole or in part, the Committee will, in consultation with the Covered Individual, develop an alternative stock ownership guideline that reflects both the intention of the Ownership Policy and the Covered Individual’s particular circumstances. Any such exception and alternative stock ownership guideline shall be deemed to be consistent with the Ownership Policy and shall not be deemed a waiver.

Amendment

The Committee may amend the Ownership Policy at any time and from time to time in its sole discretion.

Effective Date of Ownership Policy

The Ownership Policy is effective as of the date the Company’s Registration Statement on Form S-1 (File No. 333-206444) is declared effective by the Securities and Exchange Commission.

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